SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                         Espey Mfg. & Electronics Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   Common Stock par value $0.33 1/3 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   296650 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 15, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.296650 10 4                  13G                      Page 2 of 5 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS. Howard Pinsley and Peggy A. Murphy, Successor Trustees, Espey Mfg. & Electronics Corp. Employee Stock Ownership Plan Trust I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                               N/A                               (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.    SEC USE ONLY



________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Trust under Employee Stock Ownership Plan of a New York Corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES       380,120
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING     380,120
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            380,120

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A                                                           [_]

________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            32.8% of Common Stock outstanding as of July 15, 2005

________________________________________________________________________________
12.   TYPE OF REPORTING PERSON*


            EP
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.296650 10 4                     13G                   Page 3 of 5 Pages



Item  1(a). Name of Issuer:



            Espey Mfg. & Electronics Corp.
________________________________________________________________________________

Item  1(b). Address of Issuer's Principal Executive Offices:



            233 Ballston Ave., Saratoga Springs, NY 12866
________________________________________________________________________________


Item  2(a). Name of Person Filing:

            Howard  Pinsley and Peggy A. Murphy,  Trustees of Espey Mfg. &
            Electronics   Corp.   Employee  Stock  Ownership  Plan and Trust*
________________________________________________________________________________


Item  2(b). Address of Principal Business Office, or if None, Residence:

            233 Ballston Ave. Saratoga Springs, NY 12866
________________________________________________________________________________

Item  2(c). Citizenship:

            US
________________________________________________________________________________


Item  2(d). Title of Class of Securities:

            Common Stock, par value $0.33 1/3
________________________________________________________________________________


Item  2(e). CUSIP Number:


            296650 10 4
 _______________________________________________________________________________


*Mr. Pinsley and Peggy A. Murphy have succeeded The Adirondack Trust Company as trustees.

Item  3. If This Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer  registered  under  Section 15 of the  Exchange
                Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [_] An    investment    adviser    in    accordance    with   Rule
                13d-1(b)(1)(ii)(E);

      (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i)   [_] A  church  plan  that is  excluded  from  the  definition  of an
                investment   company  under  Section  3(c)(14) of the Investment
                Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.296650 10 4                   13G                     Page 4 of 5 Pages


Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            380,120
________________________________________________________________________________

      (b)   Percent of class:

            32.8%
________________________________________________________________________________

      (c)   Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 380,120,
                                                         -------


          (ii)  Shared power to vote or to direct the vote_____________________,


          (iii) Sole power to dispose or to direct the disposition of 380,120,
                                                                      -------


          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


________________________________________________________________________________

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

            Under certain circumstances beneficiaries of the Trust have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the security

________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
________________________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


            N/A
________________________________________________________________________________

Item 9.  Notice of Dissolution of Group.


            N/A
________________________________________________________________________________

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 20, 2005
                                        ----------------------------------------
                                                        (Date)


                                                  /s/ Howard Pinsley
                                        ----------------------------------------
                                                      (Signature)


                                                 Howard Pinsley/Trustee
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).